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                                                                   EXHIBIT 10.36

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of the 8th day of May, 2001, by and between Pelagian LLC, a Texas limited liability company ("Buyer"), and Central Reserve Life Insurance Company, an Ohio life insurance company ("Seller").

                                    RECITALS
                                    --------

         WHEREAS, Seller owns of record 1,000 shares of the voting common stock ("Shares") of United Benefit Life Insurance Company, an Ohio life insurance company ("Company"), which Shares constitute all of the issued and outstanding shares of the capital stock of the Company; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises, the agreements and promises herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                   ARTICLE I. PURCHASE AND SALE OF THE SHARES

SECTION 1.01 PURCHASE OF THE SHARES FROM SELLER. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the Shares, free and clear of any Encumbrances. At the Closing, Seller shall deliver to Buyer certificates evidencing the Shares duly endorsed in blank, or with stock powers duly executed in proper form for transfer with signatures guaranteed.

SECTION 1.02 PURCHASE PRICE.

     (a) Buyer agrees to pay to Seller at the Closing, and Seller agrees to accept from Buyer, as full consideration for the Shares, the amount of the Company's statutory capital and surplus as of the close of business on the Closing Date determined upon SAP, which amount shall be payable in the form of the promissory note attached hereto as Exhibit A ("Note") and shall be subject to adjustment as may be required pursuant to Section 1.02(b) ("Purchase Price"). At the option of Seller, (i) Buyer's obligations under the Note shall be secured by the Shares pursuant to a pledge agreement containing terms mutually agreeable to Buyer and Seller, or (ii) Buyer shall agree pursuant to a negative pledge agreement that the Shares shall not become subject to any Encumbrances while obligations under the Note remain outstanding and unpaid.


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     (b)     Adjustments.

                  (i) The Purchase Price shall be subject to adjustment on the date that is eighteen (18) months from the Closing Date (the "Tax Adjustment Date") if Buyer determines that the liability or receivable accrued on the Company's books as of the Closing Date for Taxes (including but not limited to premium taxes) is less than the actual liability or receivable so determined, by decreasing the amount payable by Buyer under the Note by any such difference.

                  (ii) The Purchase Price shall be subject to further adjustment on the date that is one (1) year from the Closing Date (the "Reserves Adjustment Date") if Buyer determines that the liability accrued on the Company's books as of the Closing Date for all incurred losses, loss adjustment expenses, and unearned premiums with respect to the Company's business is less than the actual liability so determined, by decreasing the amount payable by Buyer under the Note by any such difference.

                  (iii) Buyer shall notify Seller in writing of any such
             adjustment required to be made hereunder by the close of business on the first Business Day following the Tax Adjustment Date or the Reserves Adjustment Date.

(c) CLOSING. The Closing shall take place at 1504 Westlake Drive, Suite
101, Plano, Texas, at 10:00 a.m. (local standard time), within five (5) Business Days after satisfaction or waiver of all conditions precedent set forth in Article VIII hereof as the parties may agree, or at such other place, time or date as may be mutually agreed upon by the parties (the "Closing Date").

              ARTICLE II. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller, at and as of the date hereof and again at and as of the Closing Date, as follows:

SECTION 2.01 ORGANIZATION AND AUTHORITY. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power, right and authority to own its properties and assets and to carry on its business as it is now being conducted, and to enter into and carry out its obligations under this Agreement.

SECTION 2.02 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by Buyer. This Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the general principles of equity).

SECTION 2.03 NO CONFLICT. Subject to making the filings and to obtaining the approvals



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and consents set forth in Section 5.02, none of (i) the execution and delivery of this Agreement by Buyer, (ii) the consummation by Buyer of the transactions provided for herein, or (iii) the transfer on the stock records of the Company of the Shares to Buyer on the Closing Date, does, nor will with the passage of time, the giving of notice or otherwise, (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, could become a default) under, or result in creation of an Encumbrance on any of the properties or assets of Buyer pursuant to (x) the Articles of Organization or Operating Agreement of Buyer, or (y) any indenture, mortgage, lease, agreement, contract, note or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected; (b) be in violation of, conflict with or result in the breach of any permit, authorization, license, law, rule, regulation, ordinance, writ, order, judgment, injunction or decree of any governmental or public body or authority of the United States of America to which Buyer is subject or by which Buyer or any of its properties or assets is bound; or (c) result in the creation or imposition of any Encumbrance upon Buyer or any of its properties or assets.

SECTION 2.04 GOVERNMENTAL APPROVAL. Except for the filing with the Insurance Department of each of the States listed on Schedule 4.01 of such applications or notification as may be required in order to obtain any approvals necessary for the consummation of the transactions contemplated hereby, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

SECTION 2.05 SATISFACTION OF CONDITIONS. Buyer is not aware of any reason why the conditions set forth in Article VIII hereof would not be satisfied on or before the Closing Date.

SECTION 2.06 LITIGATION. There is no action, suit or proceeding pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties before any court or arbitrator or any governmental body, agency or official that in any manner challenges the validity of or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

SECTION 2.07 BROKERS AND FINDERS. None of Buyer or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees to any Person, and no broker or finder has acted directly or indirectly for Buyer, in connection with this Agreement or the transactions contemplated hereby.

SECTION 2.08 ACCURACY OF REPRESENTATIONS, WARRANTIES AND OTHER STATEMENTS. The representations and warranties of Buyer set forth in this Agreement, and in any clarification delivered pursuant hereto, do not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements made not misleading.



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                ARTICLE III. REPRESENTATIONS OF SELLER REGARDING
                             SELLER AND THE SHARES

         Seller represents and warrants to Buyer, at and as of the date hereof and again at and as of the Closing Date, as follows:

SECTION 3.01 ORGANIZATION AND AUTHORITY. Seller is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has full corporate power, right and authority to own its properties and assets, including but not limited to the Shares, to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement.

SECTION 3.02 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by Seller. This Agreement is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the general principles of equity).

SECTION 3.03 NO CONFLICT. Subject to making the filings and to obtaining the approvals and consents set forth in Section 5.02, none of (i) the execution and delivery of this Agreement by Seller, (ii) the consummation by Seller of the transactions provided for herein, or (iii) the transfer on the stock records of the Company of the Shares to Buyer on the Closing Date, does, nor will with the passage of time, the giving of notice or otherwise, (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, could become a default) under, or result in creation of an Encumbrance on any of the properties or assets of Seller pursuant to (x) the Articles of Incorporation or the Bylaws of Seller, or (y) any indenture, mortgage, lease, agreement, contract, note or other instrument or obligation to which Seller is a party or by which it or any of its respective properties or assets, may be bound or affected; (b) be in violation of, conflict with or result in the breach of any permit, authorization, license, law, rule, regulation, ordinance, writ, order, judgment, injunction or decree of any governmental or public body or authority of the United States of America to which Seller is subject or by which it or any of its properties or assets is bound; or (c) result in the creation or imposition of any Encumbrance upon Seller or any of its properties or assets.

SECTION 3.04 GOVERNMENTAL APPROVAL. Except for filings required to be made with the Insurance Department of each of the States listed on Schedule 4.01 of such applications or notifications as may be required in order to obtain any approvals necessary for the consummation of the transactions contemplated hereby, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

SECTION 3.05 SATISFACTION OF CONDITIONS. Seller is not aware of any reason why the



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conditions set forth in Article VIII hereof would not be satisfied on or before the Closing Date.


SECTION 3.06 TITLE AND POWER TO SELL. Seller has indefeasible, good and marketable title to the Shares, free and clear of any and all proxies, voting trusts, restrictions on transfer, Encumbrances with respect thereto, Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. The Shares are validly issued and outstanding, fully paid and nonassessable. Seller has the full corporate power, right and authority to transfer, convey and sell to Buyer at the Closing the Shares. The certificates representing the Shares do not contain any restrictive legend or reference to any agreement. `

SECTION 3.07 LITIGATION.

     (a) There is no action, suit or proceeding against, or, to the knowledge of Seller threatened against or affecting, Seller or any Affiliate of Seller or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges the validity of or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

     (b) Seller is not a party to any claim, action, suit, investigation or proceeding, pending or threatened, or subject to any order, judgment or decree which would have a material adverse effect on the financial condition or business of Seller.

              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER
                          WITH RESPECT TO THE COMPANY

         Seller represents and warrants to Buyer, at and as of the date hereof and again at and as of the Closing Date, as follows:


SECTION 4.01 ORGANIZATION AND AUTHORITY. The Company is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified and in good standing as a foreign insurance corporation authorized to transact business under the laws of each jurisdiction listed on Schedule 4.01. Schedule 4.01 lists all of the states in which the Company has full corporate power and authority and holds active licenses (including, without limitation, licenses or Certificates of Authority from Insurance Departments), permits or authorizations necessary to transact the business of insurance (the "Certificates of Authority," and each a "Certificate of Authority"), and sets forth the date of issuance, the scheduled expiration date of each such Certificate of Authority and a description of the scope of authority granted each such Certificate of Authority. Except as disclosed on



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Schedule 4.01, no such Certificate of Authority is the subject of any administrative proceeding for suspension or revocation or any similar proceedings which would adversely affect or limit a Certificate of Authority or the Company's authority to write the line or classes of insurance set forth on
Schedule 4.01, and/or which would require notice and an opportunity to be heard; no such suspension or revocation has been threatened by any licensing authority and, to the best of Seller's knowledge, after due examination and inquiry, there is no sustainable basis for any suspension or revocation. The Company transacts no business directly or indirectly in any jurisdiction other than those enumerated on Schedule 4.01 in which the transaction of business requires the licensing or qualification of the Company to do business. Complete and correct copies of all Certificates of Authority, charter(s), bylaws and minute book (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors), the stock certificate book, and stock record book, reflecting all amendments thereto, have been delivered to Buyer prior to the execution and delivery of this Agreement. The Company has all requisite corporate power and authority to carry on all of its business as the same is being conducted and to own or otherwise possess all of the properties and assets (whether tangible, intangible or mixed) it owns or otherwise possesses.

SECTION 4.02 SUBSIDIARIES. The Company has no subsidiaries and the Company does not own more than five percent (5%) of the voting securities of any individual, partnership, firm, association, corporation, joint stock company, trust or any similar entity or any combination of the foregoing acting in concert ("Person").

SECTION 4.03 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 1,000 shares of common stock, $2,500 par value per share, all of which are validly issued and outstanding, fully paid and nonassessable and all are held of record by the Seller. The Shares constitute all of the issued and outstanding capital stock of the Company. Seller is the lawful record and beneficial owner of the Shares, free and clear of any and all Encumbrances. None of Seller, the Company or the Company's directors has made any commitments to issue or to sell any of the Shares or any warrants, options, purchase rights, subscription rights, conversion rights, exchange rights or convertible securities or evidences of indebtedness of the Company. Between the date hereof and the Closing Date, Seller will not, and will not cause or permit the Company to, issue or enter into any subscription, option agreement or other commitment of any kind in respect of the issuance, transfer, sale or encumbrance of any of the Shares and Seller shall retain full record and beneficial ownership of the Shares until the Closing. The Company holds no capital stock or other equity securities in its treasury. The Company has no shares of capital stock or other equity securities outstanding other than the Shares and has no outstanding options, warrants, rights to subscribe to, proxies, voting trusts, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of the Company. The Shares were acquired by Seller free and clear of any proxies, voting trusts, restrictions on transfer or Encumbrances thereto, and neither Seller nor the Company has any liability to any former holder of any shares of capital stock of the Company (including both common and



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preferred shares, or any interest therein) or to any other Person or governmental authority relating to the purchase, sale, redemption, retirement or cancellation thereof.

SECTION 4.04 CONFLICT WITH OTHER INSTRUMENTS. Subject to making the filings and to obtaining the approvals set forth in and to obtaining the consents set forth in Schedule 5.02, none of (i) the execution and delivery of this Agreement by Seller, (ii) the consummation by Seller of the transactions provided for herein, or (iii) the transfer on the stock records of the Company of the Shares to Buyer on the Closing Date, does nor will with the passage of time, the giving of notice or otherwise, (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or result in creation of an Encumbrance on any of the properties or assets of the Company pursuant to (x) the Articles of Incorporation or the Bylaws of the Company or (y) any indenture, mortgage, lease, agreement, contract, note or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or affected; (b) be in violation of, conflict with or result in the breach of any permit, authorization, license, law, rule, regulation, ordinance, writ, order, judgment, injunction or decree of any governmental or public body or authority of the United States of America to which the Company is subject or by which it or any of its properties or assets are bound; or (c) result in the creation or imposition of any Encumbrance upon the Company or any of its properties or assets.

SECTION 4.05 GOVERNMENTAL APPROVAL. Except for the filing with the Insurance Department of each of the States listed on Schedule 4.01 of such applications or notifications as may be required in order to obtain any approvals necessary for the consummation of the transactions contemplated hereby, no notice to, filing with, authorization of, exception by, or consent or approval of, any regulatory authority is necessary for the consummation by Company of any of the transactions contemplated by this Agreement.

SECTION 4.06 FINANCIAL STATEMENT OF THE COMPANY. The Company's Financial Statements have been prepared on a basis consistent with GAAP and fairly present the financial position and results of operations of the Company as of the dates thereof and for the periods covered thereby. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, have been made, subject to year-end adjustments none of which, individually or in the aggregate, will be material. The Annual Statements and the Quarterly Statements have been prepared in conformity with SAP and present fairly the admitted assets, liabilities and capital and surplus of the Company at the dates stated therein on the basis of accounting described herein consistently applied. Copies of the Company's Financial Statements, the Annual Statements and the Quarterly Statements (i) were timely filed with the Insurance Department of each of the States listed on Schedule 4.01, (ii) were prepared in compliance with the rules and regulations of the Insurance Department of each of the States listed on
Schedule 4.01 as in effect as of the date filed, and (iii) were true, complete and correct when and as filed. Except as set forth in the Company's Financial Statements, the Annual Statements and the Quarterly



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Statements, the Company has no liabilities, required to be disclosed or provided for therein (or in the notes or supplemental schedule thereto) prepared in accordance with GAAP or SAP, absolute, accrued, contingent or otherwise. All Assessments against the Company that relate to events occurring or business done prior to the Closing Date have been paid or properly reserved on the books and records of the Company. The amounts reserved by the Company for any estimated Assessments that have not been finalized and satisfied will be adequate to cover the amount required to be paid or expended in the future as a result of the Assessment. Attached hereto as Schedule 4.06 are the Company's Financial Statements, Annual Statements and Quarterly Statements.

SECTION 4.07 REPORTS. The Company has filed all Company Reports. As of their respective dates, the Company Reports complied with the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and were true, correct and complete as filed.

SECTION 4.08 NO REAL PROPERTY; OTHER ASSETS.

     (a)    The Company has no real property.

     (b) The Company has good and marketable title to all of its assets, free and clear of any and all Encumbrances, and valid leasehold interests in the properties and assets used by it, located on its premises, or shown on the Quarterly Statement dated March 31, 2001, or acquired after the date thereof, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Quarterly Statement dated March 31, 2001.

SECTION 4.09 TAXES. Schedule 4.09 lists all federal, state, local and foreign tax returns filed by, or which include, the Company for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Except as set forth on Schedule 4.09:

     (a) The Company has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company does not have outstanding any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens or security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due and payable.

     (b) The Company is a member of the Affiliated Group, and the Affiliated Group files a consolidated federal income tax return. The Company has not been a member of an affiliated group filing a consolidated federal income tax return other than the


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            Affiliated Group. Seller has duly and timely filed all income tax returns that it was required to file for each taxable period during which the Company was a member of the Affiliated Group. All such income tax returns were correct and complete in all respects. All Income Taxes owed by the Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of the Affiliated Group.

     (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign Person, or other third party.

     (d) There is no basis upon which any taxing authority can successfully levy any additional Taxes against the Company for any period for which Tax Returns have been filed. There are no actions, suits, proceedings, examinations, audits, assessments, disputes or claims concerning any Taxes or Tax Returns of the Company claimed or raised by any authority.

     (e) Neither the Company nor any member of the Affiliated Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1998.

SECTION 4.10 NO EMPLOYEES AND AGENTS AND BENEFITS.

(a) Except as set forth on Schedule 4.10(a), the Company has no employees or agents, including insurance agents or agencies. The agreements pursuant to which any insurance agent or insurance agency currently or previously licensed by the Company or licensed by Seller or its Affiliates to sell policies issued by the Company have been terminated.

(b) The Company has not, since calendar year 1999, maintained or contributed, or has not been required to contribute, to any retirement, pension, savings, profit-sharing, bonus incentive compensation, deferred compensation, stock option or stock compensation, welfare benefit, severance or termination, retiree medical, dental, life or disability insurance, supplemental retirement, or other material employee benefit plans, programs, or arrangements, including but not limited to any "employee benefit plans," within the meaning of Section 3(3) of ERISA, and will not incur, with respect to any event occurring prior to the Closing Date, any liability under ERISA.

SECTION 4.11 CONTRACTS. Except for (i) the contracts, commitments, plans, agreements, leases and licenses described in Schedule 4.11 (copies of which have been previously



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delivered to Buyer), (ii) the forms of insurance policies described in Section
4.12(a) (including any Schedules thereto) and the insurance policies, in such forms, issued by the Company, (iii) the Administrative Agreements described in
Schedule 4.12(c), (iv) the Reinsurance Agreements, and (v) this Agreement, the Company is not a party to or subject to any contracts, commitments, plans, agreements, leases or licenses.

SECTION 4.12 INSURANCE; REINSURANCE; CLAIMS AND SERVICE AGREEMENTS.

     (a) Schedule 4.12(a) contains a complete and correct list of all types of insurance policies currently in force by the Company. Seller has made available to Buyer complete and correct copies of all forms of insurance policies of the Company together with all forms of endorsements thereto.

     (b) Schedule 4.12(b) contains a complete and correct list of all reinsurance agreements to which the Company is a party (the "Reinsurance Agreements"). Copies of all such Reinsurance Agreements have been made available to Buyer. Except as set forth on Schedule 4.12(b), as of the date hereof, each such Reinsurance Agreement is still force and effect and will remain in full force and effect after the Closing.

     (c) Schedule 4.12(c) contains a complete and correct list of all claims and service administration agreements to which the company is a party ("Administrative Agreements"). Copies of all such Administrative Agreements have been made available to Buyer. Except as set forth on Schedule 4.12(c), as of the date hereof, each such Administrative Agreement is in full force and effect.

     (d) To the best of Seller's knowledge, no default of or breach by any party under any Reinsurance Agreement or Administrative Agreement has occurred and no basis exists for the declaration of any default or termination right thereunder, except for agreements that, prior to the Closing Date, have or will have expired by their terms or have been terminated in accordance with this Agreement, and, to the knowledge of Seller, each party such the Reinsurance Agreements was, at the date each Reinsurance Agreement was executed and delivered, and is currently solvent and financial capable of fulfilling its obligations thereunder.

     (e) To the best of Seller's knowledge, the Company has not written any insurance that does not comply in all respects with the guidelines set forth for such insurance in the Reinsurance Agreement pursuant to which such insurance policy is reinsured. To the knowledge of Seller, the Company has not written any insurance that has not been reinsured pursuant to a Reinsurance Agreement listed in Schedule 4.12(b).

SECTION 4.13 LITIGATION AND OTHER PROCEEDINGS. Except as set forth in Schedule 4.13, to the knowledge of Seller, the Company (i) is not a party to any claim, action, suit, investigation or proceeding, pending or threatened, or subject to any order, judgment or



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decree, which would have an adverse effect on the financial condition or business of the Company, and (ii) is not a party to any claim, action, suit, investigation or proceeding, pending or threatened for any bad faith or extra-contractual claims, or claims giving rise to punitive damages (in each case, excluding any and all damages based on amounts recoverable under the terms of the applicable insurance policy or policies) arising out of any action or inaction by the Company, was required to be taken by the Company, with respect to the denial of coverage or otherwise under either the Company's insurance policies and there does not exist any basis therefor.

SECTION 4.14 COMPLIANCE WITH LAWS.

     (a) To the best of Seller's knowledge, the Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). The Company has all permits, licenses, Certificates of Authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies, including all state insurance authorities, that are required in order to permit them to carry on their business as currently conducted (the "Licenses"), and the Licenses are in full force and effect. The conduct of its business by the Company does not violate or infringe any applicable domestic (federal, state or local) or foreign or alien law, statute, ordinance, license or regulation now in effect. Neither Seller nor the Company has been a party to any material investigation or proceeding instituted by any such state authority, and neither Seller nor the Company is in violation or, or has infringed, any statute, regulation, ordinance, license or been subject to any judgment, ruling, investigation, proceeding or injunction or order of any such state authority which violation would have an adverse effect on the ability of Buyer to consummate the transaction contemplated hereby.

     (b) To the best of Seller's knowledge, each of Seller and the Company is in compliance with all current voluntary and involuntary risk plans and pools, including but not limited to state assigned risk pools, residual risk pools and guaranty funds, and all orders, rules or regulations issued by any state authority with respect thereto.

SECTION 4.15 BROKERS AND FINDERS. None of Seller or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees to any Person, and no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.16 REGULATORY AGREEMENTS. Except as set forth on Schedule 4.16, the Company is not a party to any supervisory agreement, memorandum or understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Insurance Department of any of the States listed on Schedule 4.01 or any other regulatory authority that relates to the conduct of the business of the Company.

SECTION 4.17 CONSENTS. Except as set forth on Schedule 4.17, no consents or approvals of a party with whom Seller or the Company has contractual relationships or has had such contractual relationships are required or will be required to permit the consummation of the transactions contemplated by this Agreement.

SECTION 4.18 AGREEMENTS WITH AFFILIATES. Except as set forth on Schedule 4.18, the Company is not a party to or bound by any contract, commitment or understanding with Seller or any Affiliate of Seller providing for reinsurance or the purchase or sale of goods or services. Except as set forth on Schedule 4.18, all agreements with Seller or any such Affiliate of Seller providing for reinsurance or the purchase or sale of goods or services which was previously in force will be terminated by the Company as of the Closing Date, except as expressly contemplated by this Agreement.

SECTION 4.19 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Except as set forth on
Schedule 4.19, to the best of Seller's knowledge, the Company is and has been in compliance with all applicable federal, state and local laws, administrative rulings and regulations of any court, administrative agency or other governmental or quasi-governmental authority, relating to the protection of the environment (including but not limited to laws prohibiting the creation of a public nuisance). To the knowledge of Seller, neither the Company nor any current owner or user of the Real Property is a responsible party under Section 107 of the Comprehensive Environmental Response Compensation and Liability Act of 1990, as amended, or is or has been subject to an action under Section 7003 or the Resource Conservation and Recovery Act of 1976, as amended, and neither the Company, nor (to the knowledge of Seller) any current owner of the Real Property has received notification from any federal, state or local government, agency or regulatory body, of a violation under any federal, state or local law regulating the Release, disposal or discharge of any toxic, explosive or other Hazardous Substance in the Real Property. To the knowledge of Seller, no Environmental Condition exists with respect to the Real Property.

SECTION 4.20 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 4.20 and except as explicitly provided in this Agreement, during the period from December 31, 2000 through the Closing Date, there has been no change in the Company's business, financial condition or operations, financial or otherwise, which, in any case or in the aggregate, would have an adverse effect on the business, financial condition or results of operations of the Company, including but not limited to any change in statutory surplus of the Company as a result of any catastrophic event (a "Material Adverse Change").

SECTION 4.21 CERTAIN FILINGS. To the knowledge of Seller, the Company has made all filings of rates and policy forms with applicable insurance regulatory authorities having jurisdiction over its affairs, and the conduct of business has been consistent with such filings.

SECTION 4.22 CONDUCT OF BUSINESS.

     (a) Since December 31, 2000, the Company has not issued, renewed (except with respect to mandatory renewal of policies of insurance) or assumed any policies of insurance.

     (b) Since December 31, 2000, the Company has not appointed any insurance agent or managing general agent, entered into any claims or service administration agreements or otherwise engaged in the business of insurance.

SECTION 4.23 ACCURACY OF REPRESENTATIONS, WARRANTIES AND OTHER STATEMENTS. The representations and warranties of Seller set forth in this Agreement, and in any clarification delivered pursuant hereto, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading.

               ARTICLE V. CONDUCT OF BUSINESS PRIOR TO THE CLOSING

SECTION 5.01 CONDUCT PRIOR TO CLOSING.

Seller hereby covenants and agrees that, prior to the Closing, and except as otherwise explicitly provided in this Agreement, Seller will cause the Company to operate its business only in the usual, regular and Ordinary Course of Business, and to maintain its rights and franchises, including its Certificates of Authority. From the date hereof until the Closing, Seller, covenants and agrees that, except as otherwise explicitly provided in this Agreement, it will not permit the Company to do or agree or commit to do any of the following:

     (a) Issue, renew or assume any policies of insurance, appoint any insurance agents or managing general agents, enter into any claims or service administration agreements or otherwise engage in the insurance business, except to service existing business and handle claims on existing policies;

     (b) Incur any liabilities or obligations including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except for liabilities or obligations incurred by the Company in the ordinary course of its insurance business; or acquire any equity, debt or other investment securities except for acquisitions of such securities in the ordinary course of its insurance business;

     (c) Declare or pay any dividend or make any other distribution with respect to capital stock or allow the Company's statutory capitalization to be below the amounts required by all applicable statutes and regulations for the continued effectiveness of the Certificates of Authority prior to the Closing;

     (d) Purchase or otherwise acquire any assets, or any shares of any class of stock of any corporation or business; merge into any other corporation or entity or permit any other corporation or entity to merge into the Company or consolidate with any other corporation or entity; liquidate, sell, dispose of, or encumber any assets or acquire any assets; issue or redeem any common shares; issue or grant any option, warrant, conversion or stock appreciation right relating to its capital stock; or enter into any contract or agreement to do anything referred to in this Section 5.01(d);

     (e) Propose or adopt any amendments to the Company's Articles of Incorporation or Bylaws;

     (f) Propose or adopt any changes to the accounting principles used by the Company, except as required by GAAP or SAP, as the case may be, and then only after consultation with Buyer; or

     (g) Enter into any transactions (other than the termination of any agreement as required or permitted hereby) with Seller or any Affiliate of Seller.

SECTION 5.02 CONSENTS AND APPROVALS.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate with the other and use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and contractual arrangements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts to obtain any necessary approvals or orders of any government authority. Seller and Buyer hereby covenant and agree to take no action (i) that would render any of their representations and warranties contained herein untrue in any material respect at and as of the Closing, or (ii) that would adversely affect the ability of either of them to satisfy any of the conditions set forth in Article VIII, including, without limitation, the ability to obtain approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals. Seller shall promptly give to Buyer, and Buyer shall promptly give to Seller, as the case may be, written notification of the existence or occurrence of any condition of which such party may become aware that might make any representation or warranty herein then untrue or that might prevent the consummation of the transactions contemplated hereby.

            The Seller will cause the Company to give any notices to third parties, and will cause the Company to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in
            Article IV above.

     (b) Buyer, with the cooperation of Seller and the Company, shall prepare and file within five (5) Business Days of the date hereof (unless such delay is due to any action or inaction of Seller or the Company) (i) with the Insurance Department of each of the States listed on Schedule 4.01 such applications or notifications as may be required in order to obtain any approvals necessary for the consummation of the transactions contemplated hereby, and (ii) any pre-acquisition applications or notifications as may be required to be made by Buyer prior to Closing in order for Buyer to maintain, after the Closing Date, the Certificates of Authority in effect on the date hereof. Insofar as any such applications and notifications are required to be executed or acknowledged by Seller and/or the Company, Seller shall cause the same to be duly executed or acknowledged by the appropriate party in a timely fashion. The parties shall use best efforts to cause any conditions imposed by such regulatory authorities to the consummation of the transactions contemplated hereby to be satisfied.

     (c) To the extent that the rights of the Company under any agreement, which is not contemplated by this Agreement to be terminated as of Closing, may not be transferred or assigned without the consent or approval of another party thereto, Seller shall cause the Company to use its reasonable efforts to obtain any such consent or to amend the agreement such that no consent is required.

     (d) Promptly after Closing, Buyer shall file with all applicable state insurance authorities such registrations or other information as may be required to comply with all applicable state insurance holding company statutes.

SECTION 5.03 COVENANT NOT TO NEGOTIATE SALE OF THE COMPANY. During the period between the date of this Agreement and the Closing Date, none of the Company or Seller will (i) solicit, initiate, encourage or accept the submission of any proposal or offer from any Person relating to the acquisition of the Company or a substantial portion of the assets of the Company or the Shares from Seller, whether directly or indirectly, or any merger, consolidation or similar transaction, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. During the period between the date of this Agreement and the Closing Date, Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            ARTICLE VI. ADDITIONAL AGREEMENTS

SECTION 6.01 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing, each of the parties will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other party with respect to the status of the ongoing operations of the Company. Seller will promptly notify Buyer of any material change in the operations of the Company. Seller will promptly notify Buyer of any material change in the normal course of its or the Company's business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving any of them which would, in any manner, challenge, prevent, alter or delay any of the transactions contemplated hereby and each party will keep the other party fully informed with respect to such events. Each party will also promptly notify the other party of the status of regulatory applications and third party consents filed pursuant to Section 5.02 or otherwise, including without limitation providing copies of all written communications to and from any applicable governmental agency. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties.

SECTION 6.02 ACCESS, INFORMATION AND CONFIDENTIALITY.

     (a) Seller shall cause the Company to give to Buyer and its agents, attorneys, employees, advisors and representatives full and free access at all reasonable times to all of the properties, books, contracts, documents and records of the Company, and shall furnish to Buyer such information as Buyer may from time to time reasonably request with respect to the affairs (financial, operational or otherwise) of the Company (including permitting Buyer's representatives to meet with Seller, officers and employees of the Company, and their attorneys and accountants to obtain information concerning the Company, subject to applicable proprietary interests in such information by such accounts and any attorney-client privilege which cannot be waived by the Company, Seller or any Affiliate of Seller).

     (b) Seller shall treat and hold as such all of the Confidential Information, in respect of Buyer, refrain from using any such Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of such Confidential Information which are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, in respect of Buyer, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek at its own cost an appropriate protective order or waive compliance with the provisions of this
            Section 6.02(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, on the advice of counsel, is required to disclose any Confidential Information to any tribunal, Seller may disclose such Confidential Information, in respect of Buyer, to the tribunal; PROVIDED, HOWEVER, that Seller shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as Buyer shall designate.

     (c) Buyer shall treat and hold as such all of the Confidential Information in respect of Seller, refrain from using any such Confidential Information except in connection with this Agreement, and deliver promptly to Seller or destroy, at the request and option of Seller, all tangible embodiments (and all copies) of such Confidential Information which are in its possession. In the event that Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information in respect of Seller, Buyer shall notify Seller promptly of the request or requirement so that Buyer may seek at its own cost an appropriate protective order or waive compliance with the provisions of this Section 6.02(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer, on the advice of counsel, is required to disclose any Confidential Information in respect of Seller to any tribunal, Buyer may disclose any Confidential Information in respect of Seller to the tribunal; PROVIDED, HOWEVER, that Buyer shall use its best efforts to obtain, at the request of Seller, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as Seller shall designate.

SECTION 6.03 PRESS RELEASES, ETC. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, other than filings with applicable governmental authorities pursuant to
Article V shall be made by Seller without the consent of Buyer; PROVIDED, HOWEVER, that Seller may make such disclosures as are required by law after reasonable efforts in the circumstances to consult in advance with Buyer.

SECTION 6.04 EMPLOYEE BENEFITS AND OTHER MATTERS. Seller shall be solely responsible for all benefits payable after the Closing Date to former employees of the Company and their dependents and beneficiaries, including all liabilities, if any, to former employees of the Company arising under ERISA, and any federal or state "plant closing" or "tin parachute laws," if any, which relate to events occurring prior to or after the Closing Date, including any amounts payable thereunder for terminations after the Closing Date which liability arises thereunder from the consummation of the transactions contemplated by this Agreement.

SECTION 6.05 NOTICE TO POLICYHOLDERS. Buyer and Seller agree to cooperate in making any required notification to current and former policyholders of the Company as to the occurrence of the transactions contemplated by this Agreement. The form of any such notice shall be subject in all cases to approval of Buyer.

SECTION 6.06 BOOKS AND RECORDS.


     (a) The Company will retain its original files and records. Seller may have access to those files that pertain to periods prior to the Closing during normal business hours at the offices of the Company, and may, at Seller's expense, make copies as necessary.

     (b) The Company will retain all of its corporate records, including minute books.

SECTION 6.07 BALANCE SHEET. Seller agrees to provide Buyer with drafts of Closing Date Balance Sheets for the Company at least fifteen (15) Business Days prior to the Closing.

SECTION 6.08 RELIANCE ON REPRESENTATIONS.

     (a) Buyer acknowledges that, other than the representations and warranties expressly set forth in this Agreement or any Exhibit or Schedule to this Agreement or any agreement contemplated hereby, Seller has not made, and shall not be deemed to have made, any representation or warranty and that Buyer has not relied on any representations or warranties made by Seller that are not expressly set forth in this Agreement or any Exhibit or Schedule to this Agreement or any agreement contemplated hereby or on any representations made by any Person other than Seller.

     (b) Seller acknowledges that, other than the representations and warranties expressly set forth in this Agreement or any Exhibit or Schedule to this Agreement or any agreement contemplated hereby, Buyer has not made, and shall not be deemed to have made, any representation or warranty and that Seller has not relied on any representations or warranties made by Buyer that are not expressly set forth in this Agreement or any Exhibit or Schedule to this Agreement or any agreement contemplated hereby or on any representations made by any Person other than Buyer.

                        ARTICLE VII. TAX MATTERS SECTION

SECTION 7.01 INCOME TAXES.

     (a) Seller shall include the income of the Company in Seller's federal or state consolidated income tax returns for taxable periods ending on or before the Closing Date, shall prepare or cause to be prepared and file or cause to be filed on a timely basis all other income tax returns of the Company for all Pre-Closing Tax Periods, and shall pay all Taxes attributable to such income tax returns. Buyer shall cause the Company to furnish Tax information to Seller for inclusion in such income tax returns in accordance with the Company's past custom and practice. Seller shall, if Buyer so requests, allow Buyer an opportunity to review and comment upon such income tax returns of the Company and such portions of Seller's federal or state consolidated income tax returns as relate to the Company.

     (b) Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all other income tax returns with respect to the Company for Post-Closing Tax Periods and shall (except as otherwise provided below) pay all income Taxes attributable to such income tax returns. Income Taxes attributable to the portion of the Straddle Period that ends as of the close of the Closing Date shall be the responsibility of the Seller. Seller shall pay the amount of such Straddle Period Taxes, determined by Buyer, to Buyer upon five
            (5) days' written
            notice from Buyer (which notice shall include a copy of the relevant Straddle Period income tax return).

     (c) If the Company is, under applicable law, entitled to carry back any Tax attribute arising in a Post-Closing Tax Period to a Pre-Closing Tax Period, Seller shall cooperate in securing a Tax refund and shall pay the amount received to Buyer within three (3) days after Seller or any member of Seller's Affiliated Group receives such refund in cash or such refund is credited against the Tax liability of Seller or any member of Seller's Affiliated Group. All federal, state or local income tax refunds receivable (including but not limited to any contingent receivables not reflected on the Closing Date Balance Sheet) or premium tax refunds receivable that relate to periods prior to the Closing that are received by the Company after the Closing Date shall be paid to Seller by Buyer within three (3) Business Days after Buyer or the Company receives such refund in cash or such refund is credited against the income Tax liability of Buyer or the Company.

     (d) If Seller is responsible for filing an income tax return which requires the signature of an officer of the Company, Seller shall present a completed version of such return for the signature of the officer and shall supply any support for such return the officer may reasonably request. The officer shall promptly sign the return and deliver it to Seller.

SECTION 7.02 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Company (other than this Agreement) shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder

SECTION 7.03 TRANSFER TAXES. All Transfer Taxes of the Company for the Pre-Closing Tax Period and all Transfer Taxes arising from the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

SECTION 7.04 MISCELLANEOUS TAXES. Buyer shall be responsible for filing all Miscellaneous Tax returns of the Company required to be filed for taxable periods ending after the Closing Date and for paying all such Miscellaneous Taxes shown to be due on such Tax Returns (irrespective of whether such Taxes relate to transactions or events occurring in the Pre-Closing Tax Period or Post-Closing Tax Period). Seller shall reimburse Buyer no later than the date on which such Taxes are required to be paid for all such Taxes but only to the extent the amount payable is attributable to the Pre-Closing Tax Period (including transactions or events occurring during such period). For purposes of determining such Miscellaneous Taxes attributable to the period through the Closing Date, (i) ad valorem Taxes (including, without limitation, real and Personal property

Taxes) shall be accrued on a daily basis over the fiscal period of the taxing authority for which the Taxes are levied irrespective of the lien or assessment date of such Taxes, (ii) privilege Taxes not measured by sales, gross receipts, wages, expenses or other similar periodic measures shall be accrued on a daily basis over the period to which the privilege relates, and (iii) Taxes on, or measured by, sales, gross receipts, wages, expenses or other similar periodic measures shall be accrued for the period during which the sales, gross receipts, wages, expenses or other periodic measures are actually earned or accrued (based on an interim closing of the books as of the close of the Closing Date).

SECTION 7.05 COOPERATION AND CONTROVERSIES.

     (a) Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

     (b) In the event of an audit or other examination by any authority with respect to Tax for which Seller is responsible under this Agreement (in whole or in part), Buyer shall notify Seller of such audit or examination and permit representatives of Seller reasonably satisfactory to Buyer to participate in all relevant proceedings, at Seller's expense. In the case of controversies relating to income Taxes for periods ending on or before the Closing Date, Seller may, at its expense, assume control of such proceedings, but Buyer shall be entitled to continue to participate in such proceedings at Buyer's expense and Seller shall not settle or compromise such proceedings without the consent of Buyer, which shall not be unreasonably withheld.

SECTION 7.06 TAX INDEMNITIES.

     (a) Seller shall be liable for and shall indemnify and hold harmless Buyer and the Company from and against any and all damages, losses and expenses arising out of (i) any breach of any of Seller's representations and warranties in Section 4.09 or any breach of Seller's covenants in this Article VII, (ii) any liability for Taxes of the Company for any Pre-Closing Tax Period, or (iii) any liability for Taxes of Seller or the Affiliated Group for any period. Buyer's obligation under the Note shall be subject to offset by the foregoing indemnification obligation of Seller.

     (b) Buyer shall indemnify and hold harmless Seller from and against any and all damages, losses and expenses arising out of (i) any breach of any of Buyer's covenants in this Article VII, (ii) any liability for Taxes of the Company for any Post-Closing Tax Period, or (iii) any transactions outside the ordinary course of business occurring on the Closing Date subsequent to the Closing (other than transactions contemplated by this Agreement).

                            ARTICLE VIII. CONDITIONS

SECTION 8.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE CLOSING. The respective obligations of each party to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

     (a) The transactions contemplated by this Agreement shall have been approved by the Insurance Departments of the States listed on
            Schedule 4.01 and other regulators whose approval is required to consummate the transactions contemplated hereby without any condition which is, in the reasonable judgment of Buyer, materially adverse to the condition (financial or otherwise) of Buyer or the Company; all conditions required to be satisfied prior to the Closing imposed by the terms of such approvals shall have been satisfied; all waiting period relating to such approvals shall have expired; and all notifications to any regulatory authorities that are required shall have been made.

     (b) Neither Buyer, Seller nor the Company shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Closing.

SECTION 8.02 CONDITIONS TO OBLIGATIONS OF BUYER TO CONSUMMATE THE CLOSING. The obligations of Buyer to consummate the Closing shall be subject to the fulfillment of waiver at or prior to the Closing of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Seller set forth in Articles III and IV hereof shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak of a specified date shall continue to speak as of the date so specified), except as otherwise contemplated or permitted by this Agreement or consented to in writing by Buyer, and Buyer shall have received a certificate or certificates in such reasonable detail as Buyer may request signed by the President or a Vice President of Seller and dated the Closing Date to the foregoing effect, and also covering the matters set forth in Section 8.02(b).

     (b) Performance of Obligations. Seller shall have materially performed all obligations required to be performed by it under this Agreement prior to the Closing.

     (c) Resignations of Officers and Directors. The members of the Boards of Directors of the Company and the officers of the Company shall have delivered resignations dated as of the Closing Date in form and substance reasonably satisfactory to Buyer.

     (d) No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Change with respect to the Company except as explicitly provided for in this Agreement.

     (e) Consents. The Company shall also have secured written consents or waivers under, or amendments of, all leases, licenses, contracts, grants, or agreements to which the Company is a party or by which it or any of its property is bound, to the extent necessary, in a manner satisfactory in form and substance to Buyer, in order to permit the consummation of the transactions contemplated by this Agreement without adversely affecting the rights of the Company under any such lease, license, contract, grant, or agreement, unless, in the opinion of Buyer, any such adverse effects, considered in the aggregate, would not be materially adverse to the business of the Company.

     (f) Inter-company Settlements. Seller shall have caused all inter-company accounts and agreements to be settled and shall have terminated all inter-company agreements with the Company, except for those inter-company accounts or agreements contemplated by this Agreement.

     (g) Severance Payments. All severance payments and other costs, if any, associated with the termination by the Company prior to the Closing of all employees shall be paid in full by Seller.

SECTION 8.03 CONDITIONS TO OBLIGATIONS OF SELLER TO CONSUMMATE THE CLOSING. The obligations of Seller to consummate the Closing shall be subject to fulfillment or waiver at or prior to the Closing of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article II hereof shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak of a specified date shall continue to speak as of the date so specified), except as otherwise contemplated or permitted by this Agreement or consented to in writing by Seller, and Seller shall have received a certificate or certificates in such reasonable detail as Seller may request signed by the President or a Vice President of Buyer and dated the Closing Date to the foregoing effect, and also covering the matters set forth in Section 8.03(b).

     (b) Note. Buyer shall have executed and delivered the Note and any documents or agreements required by Seller to secure Buyer's obligations under the Note.

     (c) Performance of Obligations. Buyer shall have materially performed all obligations required to be performed by it under this Agreement prior to the Closing.

                          ARTICLE IX. INDEMNIFICATION

SECTION 9.01 GENERAL. From and after the Closing and in addition to the indemnities elsewhere contained in this Agreement, the parties shall indemnify each other as provided in this Article IX.

SECTION 9.02 SELLER'S INDEMNIFICATION COVENANTS. In addition to the indemnification obligations expressly set forth elsewhere in this Agreement, Seller shall, subject to this Article IX, indemnify, save and keep Buyer and its successors and assigns, harmless against and from Losses sustained or incurred by Buyer, the Company or their respective successors or assigns to the extent that any such Loss arises out of or by virtue of:

     (a) Any inaccuracy in the representation or warranty or the failure of Seller to perform any covenant or agreement contained in this Agreement made by Seller in this Agreement;

     (b) Any unreserved liabilities of any kind existing or arising from incidents or facts and circumstances relating to or affecting Seller or the Company and occurring prior to the Closing Date; or

     (c) Any failure by any reinsurer under the Reinsurance Agreements to perform any covenant, representation or warranty, agreement or undertaking on its part to be performed under the Reinsurance Agreements.

Buyer's obligation under the Note shall be subject to offset by the foregoing Losses.

SECTION 9.03 BUYER'S INDEMNIFICATION COVENANTS. Buyer shall indemnify, save and keep Seller harmless against and from all Losses sustained or incurred by Seller to the extent such Losses arise out of or by virtue of any inaccuracy in a representation or warranty made by Buyer to Seller or any failure to carry out any covenant or agreement made by Buyer with Seller herein.

SECTION 9.04 NOTICE. In the event of any claim by a party seeking indemnification under this Article IX or any other Section of this Agreement expressly providing for indemnification of one party by the other, the Indemnified Party shall notify the Indemnifying Party in writing of such claim, which notice shall describe the basis for such claim and, if then determinable by the Indemnified Party, a reasonable estimate of the amount thereof.

SECTION 9.05 THIRD PARTY ACTIONS. In the event any claims is made, suit is brought or tax audit or other proceeding is instituted against Buyer or the Company which involves or appears reasonably likely to involve a Loss, the Indemnified Party will, promptly after receipt of notice of any such claim, suit or proceedings for which indemnification may be sought, notify, which notice shall describe such claim, suit or proceeding in reasonable detail, the Indemnifying Party of the commencement thereof. The failure to so notify the Indemnifying Party of the commencement of any such claim, suit or proceeding will relieve the Indemnifying Party from liability under Article IX hereof only to the extent that such failure materially adversely affects the ability of the Indemnifying Party to defend its interests in such claim, action or proceedings. The Indemnifying Party (at its expense) shall have the right and shall be given the opportunity to defend with its own counsel such claim, suit or proceedings. If the Indemnifying Party does not elect to undertake the defense of any such claim, suit or proceeding, within a reasonable period after notice of the same, the Indemnified Party shall have the right to undertake the defense of such claim, suit or proceeding any time prior to its final determination or settlement. The Indemnified Party shall, at the Indemnifying Party's expense, have the right to participate in the defense of such claim, suit or proceeding. No compromise or settlement may be effected by the Indemnifying Party without the prior written consent thereto of the Indemnified Party. The Indemnified Party agrees that it will not unreasonably withhold its consent to a proposed compromise or settlement. The Indemnified party shall not make any settlement with respect to any such claim, suit or proceeding without prior notice to the Indemnifying Party.

                  ARTICLE X. TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 TERMINATION. This Agreement may, by written notice, be terminated at any time prior to the Closing:

     (a)    By mutual consent of Seller and Buyer;

     (b) By either Buyer or Seller in the event of the material breach by the other party of any representation, warranty or agreement contained herein or in any schedule or document delivered herewith with cannot be or has not been cured with thirty (30) days after written notice to the party committing such breach;

     (c) By Buyer if the condition sets forth in Section 8.03 shall not have been met by June 30, 2001, or by the Seller if the condition set forth in Section 8.02 shall not have been met by June 30, 2001; or

     (d) By Buyer by giving written notice to the Seller on or before the 30th day following the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company.

SECTION 10.02 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 10.01 hereof, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

SECTION 10.03 AMENDMENT. This Agreement and the Schedules hereto may be amended by mutual agreement of the parties hereto at any time before the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 10.04 WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

                         ARTICLE XI. GENERAL PROVISION

SECTION 11.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive forever.

SECTION 11.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by cable, telegram, telex or telecopy or (ii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)    If to Buyer:

            Pelagian LLC
            C/O M. Bruce Peele, Managing Member
            1504 Westlake Dr., Ste. 101
            Plano, TX 75075

     (b)    If to Seller:

            Central Reserve Life Insurance Company
            17800 Royalton Road
            Cleveland, Ohio 44136-5197
            Attn.: President

SECTION 11.03 FURTHER ASSURANCES. From and after the Closing Date, Seller shall, from time to time at the request of Buyer and without further consideration, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer to more effectively transfer, assign and set over, or to confirm the sale of, the Shares on the Closing Date.

SECTION 11.04 INTEGRATED CONTRACT. This Agreement and the Schedules and Exhibits to this Agreement and the other documents in writing referred to herein pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

SECTION 11.05 MISCELLANEOUS. This Agreement (including exhibits, documents and instruments referred to herein) (a) is not intended to confer upon any Person not a party hereto any rights or remedies hereunder; (b) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer; and (c) shall be governed in all respects by the laws of the State of Texas (without respect to conflict of laws). This Agreement may be executed in two (2) or more counterparts which together shall constitute a legal agreement. The representations and warranties of Seller in this Agreement and in any certificate delivered pursuant hereto shall not be affected or deemed waived because Buyer and/or its representatives prior to executing this Agreement could have discovered by means of additional due diligence that any such statement, representation or warranty is or might be inaccurate in any respect.

SECTION 11.06 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

SECTION 11.07 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.08 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 11.09 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 11.10 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 11.11 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth herein), in addition to any other remedy to which they may be entitled, at law or in equity.

                            ARTICLE XII. DEFINITIONS

DEFINITIONS. The following terms, as used herein, shall have the following meanings:

Section 12.01 "Administrative Agreements" has the meaning set forth in
Section 4.12(c).

Section 12.02 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, and shall include (i) any officer or director or general partner of such Person and (ii) any Person of which such Person or any Affiliate (as defined in clause (i) above) of such Person shall, directly or indirectly, beneficially own either at least five percent (5%) of the outstanding equity securities having the general power to vote or at least five percent (5%) of all equity interests.

Section 12.03 "Affiliated Group" means the affiliated group, as that term is defined by Section 1504(a) of the Code, of which Seller is a member.

Section 12.04 "Agreement" has the meaning set forth in the Preamble

Section 12.05 "Annual Statements" means the audited statutory financial statements (including the notes and supplemental schedules thereto) of the Company as of and for the years ended December 31, 1998, 1999 and 2000.

Section 12.06 "Assessments" means all costs and obligations associated with requirements by governmental or quasi-governmental authorities based upon premiums paid or policies issued or any other policy-related obligations.

Section 12.07 "Business Day" means any day except a Saturday, Sunday or any other day on which the commercial banks in Dallas, Texas are authorized or permitted by law to close.

Section 12.08 "Buyer" has the meaning set forth in the Preamble.

Section 12.09 "Certificate of Authority" has the meaning set forth in Section 4.01.

Section 12.10 "Closing" means the closing of the transactions contemplated by this Agreement.

Section 12.11 "Closing Date" has the meaning set forth in Section 1.02(c).

Section 12.12 "Closing Date Balance Sheet" means a statutory balance sheet prepared as of the Closing Date, in accordance with SAP.

Section 12.13 "Code" means the Internal Revenue Code of 1986, as amended.

Section 12.14 "Company" has the meaning set forth in the Recitals.

Section 12.15 "Company's Financial Statements" means the audited balance sheets of the Company as of December 31, 2000, and the related audited income statements, statements of shareholders' equity and statements of cashflows for the years ended December 31, 2000, and the Company's unaudited balance sheet and the related income statement, statement of shareholders' equity and statement of cashflows for the Company for the quarter ended March 31, 2001.

Section 12.16 "Company Reports" means all reports, registrations and statements, together with any amendments required to be made with respect thereto, of the Company that were required to be filed with (i) the Insurance Department of each of the States listed on Schedule 4.01, and (ii) any other applicable state or foreign insurance or licensing authority (including but not limited to all annual statements and quarterly statements).

Section 12.17 "Confidential Information" means any and all information concerning the businesses and affairs of the Company that is not generally or readily obtainable by the public or is not publicly known.

Section 12.18 "Encumbrance" shall mean any lien, pledge, mortgage, Security Interest, assessment, claim, lease, charge, option, right of first refusal, imperfection of title, easement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation of any kind whatsoever.

Section 12.19 "Environmental Condition" shall mean conditions of the environment, including but not limited to natural resources (including flora and fauna), soil, surface water, groundwater, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, emptying, discharging, injection, escaping, leaching, disposal, dumping, Release or threatened Release of Hazardous Substances upon the Real Property by either of the Company or their agents, lessees, representatives or predecessors in interest.

Section 12.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

Section 12.21 "GAAP" means generally accepted accounting principles, as defined by the Financial Accounting Standards Board, consistently applied.

Section 12.22 "Hazardous Substance" means any one or more of any substance defined as a hazardous substance or deemed hazardous or toxic under any and all laws regulating, relating to, or imposing liability on hazardous or toxic substance, material, compound, mixture, solution, element, pollutant or waste regulated under any federal, state or local statute, ordinance or regulation.

Section 12.23 "Income Tax" means any Tax (other than Transfer Tax) which is, in whole or in part, based on or measured by income or gains, and any corporate franchise Tax.

Section 12.24 "Indemnified Party" means the party hereto being indemnified.

Section 12.25 "Indemnifying Party" means the party hereto against whom a claim for indemnification has been asserted.

Section 12.26 "Insurance Department" means, for each of the States listed on
Schedule 4.01, the appropriate insurance regulatory authority of such State.

Section 12.27 "Licenses" has the meaning set forth in Section 4.14.

Section 12.28 "Losses" (or in the singular, "Loss") means all liabilities, demands, claims, actions or causes of action, suits, proceedings, investigations, judgments, orders, assessments, losses, fines, penalties, costs (including reasonable attorneys' fees, expert witness fees and reasonable reimbursement for time of employees and officers and other costs of handling, processing or defending), damages and expenses, including, without limitation, those asserted by any federal, state, local or foreign governmental entity, or third party, amounts paid in settlement.

Section 12.29 "Material Adverse Change" has the meaning set forth in Section
4.20.

Section 12.30 "NAIC" means the National Association of Insurance Commissioners.

Section 12.31 "Note" has the meaning set forth in section 1.02(a).

Section 12.32 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

Section 12.33 "Person" has the meaning set forth in Section 4.02.

Section 12.34 "Post-Closing Tax Period" shall mean all taxable period that begin on or after the day following the Closing Date and the portion ending after the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

Section 12.35 "Pre-Closing Tax Period" means all taxable periods ending on or before the close of the Closing Date and the portion ending at the close of the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

Section 12.36 "Purchase Price" means the consideration paid for the Shares as calculated pursuant to Section 1.02.

Section 12.37 "Quarterly Statements" means the statutory financial statements (including the notes and supplemental schedules thereto) of the Company and as of and for each of the fiscal quarters ended June 30, 2000, September 30, 2000, December 31, 2000 and March 31, 2001.

Section 12.38 "Real Property" means any real estate owned or leased at any time by the Company, or any improvements thereon.

Section 12.39 "Reinsurance Agreements" has the meaning set forth in Section 4.12(b).

Section 12.40 "Release" has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act of 1990, as amended.

Section 12.41 "Reserves Adjustment Date" has the meaning set forth in Section 1.02(b)(ii).

Section 12.42 "SAP" means the statutory accounting practices prescribed or permitted by the Insurance Department of the applicable State, consistently applied.

Section 12.43 "Seller" has the meaning set forth in the Preamble.

Section 12.44 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

Section 12.45 "Shares" has the meaning set forth in the Recitals.

Section 12.46 "Straddle Period" means a taxable period that includes but does not end on the Closing Date.

Section 12.47 "Tax Adjustment Date" has the meaning set forth in Section 1.02(b)(i).

Section 12.48 "Taxes" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, fees, assessments or charges of any kind whatever (together with any interest, penalty or addition to tax).

Section 12.49 "Tax Returns" means all returns, amended returns, declarations, reports estimates, information returns and statements required or permitted to be filed under federal, state, local or foreign law relating to Taxes by, or including, the Company.

Section 12.50 "Transfer Tax" means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement.

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLER
Central Reserve Life Insurance Company
By: /s/ Anthony J. Pino
    -------------------

Print Name: Anthony J. Pino
           -----------------
Title: President
       ---------


BUYER
Pelagian LLC

By:  /s/ M. Bruce Peele, Manager
     ---------------------------
Print Name: M. Bruce Peele
Title: Manager


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